Exhibit 99.1

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

INSURANCE COMMISSIONER ENTERS INTO

CONSULTING AGREEMENT WITH RESPECT

TO ADMINISTRATION OF SEGREGATED ACCOUNT

NEW YORK, June 10, 2011 — Ambac Assurance Corporation (Ambac) today announced that effective June 2, 2011, the Commissioner of Insurance for the State of Wisconsin, Theodore K. Nickel (the “Rehabilitator”), acting as rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) which was placed into rehabilitation on March 24, 2010, entered into a consulting agreement with Roger A. Peterson pursuant to which Mr. Peterson has been engaged as a consultant to administer the Segregated Account in the capacity of Special Deputy Commissioner for the Segregated Account. Mr. Peterson will commence providing services as a consultant on the later of July 1, 2011 or such date as the consulting agreement has been approved by the Dane County Circuit Court.

Mr. Peterson, who is currently serving as the Deputy Administrator of the Division of Regulation and Enforcement for the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) and Special Deputy Commissioner for the Segregated Account, will resign from his position as the Deputy Administrator at OCI. Under the terms of the consulting agreement, Mr. Peterson, is required to perform the consulting services on a full-time basis which services will principally be performed in New York at the offices of Ambac Assurance Corporation (“Ambac Assurance”). Mr. Peterson will report to the Rehabilitator and shall be subject to the authority of the Rehabilitator.

Under the terms of the consulting agreement, Mr. Peterson will have primary responsibility for oversight and strategic management of the Segregated Account, including, among other things, responsibility for developing business plans, goals and priorities for the Segregated Account, managing the Segregated Account’s loss mitigation efforts and oversight of reserving processes, litigation strategies (including litigation related to recoveries in respect of representation and warranty claims in the residential mortgage-backed securities book of business) and surplus note issuance and payments.

In carrying out his responsibilities under the consulting agreement, Mr. Peterson will act for the benefit of policyholders and will not take into account the interests of security holders of Ambac Financial Group, Inc. or holders of preferred shares of Ambac Assurance. Under the terms of the consulting agreement, Mr. Peterson’s compensation arrangements include a bonus if he remains as a consultant for a specified period of time, but do not include incentive increased payments related to the financial outcome for policyholders or holders of Ambac Assurance securities.

*******************

About Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc. (Ambac Financial).

Ambac Financial, headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac Financial filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). Ambac Financial will continue to operate in the ordinary course of business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Ambac Financial’s common stock trades in the over-the-counter market under ticker symbol ABKFQ.

Contact Information:

Michael Fitzgerald

212-208-3222

mfitzgerald@ambac.com